Exhibit 10(q)
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of May, 2006 by and between BARRIER SYSTEMS, INC., a California corporation, with its principal place of business located at 180 River Road, Rio Vista, California 94571 (the “Company”) and Owen Denman, an individual, residing at 9528 Crystal Bay Ln, Elk Grove, CA (the “Executive”), and, contingent upon the closing of the transactions contemplated by the Merger Agreement (as defined below) and as of the Closing Date (as defined in the Merger Agreement), shall supersede all prior employment, consulting and compensation agreements or arrangements, if any, between the Executive and the Company or any of its affiliates (including, without limitation, that certain Memorandum, dated February 17, 2004, from Chris Sanders to John Duckett and Executive regarding incentive compensation).
WITNESSETH:
WHEREAS, Lindsay Manufacturing Co., a Delaware corporation (“Lindsay”), is in the process of acquiring the stock of the Company pursuant to an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), by and among the Company, Lindsay, Merger Sub (as defined in the Merger Agreement) and the Shareholder Representative (as defined in the Merger Agreement);
WHEREAS, the Executive has been employed by the Company, and the Company and Lindsay wish for Executive to serve as the President of the Company for the period provided in this Agreement; and WHEREAS, in order to induce Lindsay to enter into the Merger Agreement and in recognition of the consideration to be received by the Executive in connection with the transactions contemplated thereby, the Executive is willing to serve in such capacity in the employ of the Company for such period upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:
ARTICLE I
EMPLOYMENT AND DUTIES
     SECTION 1.1.
Position and Responsibilities. The Company hereby employs the Executive to render full-time exclusive services (as defined in Section Error! Reference source not found. hereof) to the Company during the Term (as hereinafter defined) as the President of the Company, subject to the direction of the President of Lindsay (the “President”), or such other person as the President or the Board of Directors of Lindsay (the “Board”) may designate from time to time (the President or such other person so designated, the “Supervisor”). In such capacity and subject to such direction, the Executive shall (i) devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) use his best efforts to promote the interests of the Company; (iii) comply with all applicable governmental laws, rules and regulations and with all of the Company’s or Lindsay’s policies, rules and/or regulations applicable to the employees of the Company, including, without limitation, the Code of Conduct of Lindsay attached as Exhibit A hereto; and (iv) discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Supervisor’s directives.
     SECTION 1.2.
Acceptance. The Executive hereby accepts such employment and agrees to render the services described above in the manner described above.
     SECTION 1.3.
Exclusive Service. It is understood and agreed that the Executive may not engage in other business activities during the Term, whether or not for profit or other pecuniary advantage; provided, however, that the Executive may make financial investments which do not involve his active participation and may engage in other activities such as participation in charitable, educational, religious, civic and similar type organizations and similar types of activities and, with the consent of the President, may serve as an outside director on the board of directors of other corporations which are not affiliates or competitors of the Company or Lindsay or any of their affiliates, all to the extent that such activities do not hinder or interfere with the performance of his duties under this Agreement or conflict with the policies of the Company and Lindsay concerning conflicts of interest or with the businesses of Lindsay, the Company or any of their affiliates in any material way.
ARTICLE II
TERM
     SECTION 2.1.
Term. Contingent upon the closing of the transactions contemplated by the Merger Agreement, and beginning on the Closing Date (as defined in the Merger Agreement), the Executive will be employed by the Company for a period of three years, unless his employment is terminated at an earlier date in accordance with ARTICLE IV (the “Term”). Those obligations which by their terms survive the termination of this Agreement shall not be extinguished by the expiration of the Term or the termination of this Agreement.
ARTICLE III
COMPENSATION
     SECTION 3.1.
Basic Salary. The Company shall pay the Executive salary for the services to be rendered by him during the Term at the rate of $210,000 per annum, subject to increase on an annual basis in the discretion of the President or the Board (the “Salary”). The Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time.
     SECTION 3.2.
Bonus; Equity Incentives. In addition to the Salary:
          (a) The Executive shall be eligible to receive an annual bonus (the “Bonus”), in the discretion of the Board, based on the performance of the Company relative to financial objectives, and the performance of the Executive relative to personal objectives, in each case as such objectives are set forth in the Company’s annual management incentive plan; provided that, for purposes of the Executive’s bonus for the fiscal year of the Company ending August 31, 2006, such objectives are set forth on Exhibit B hereto. The Executive’s target bonus shall be 35% of the Salary, subject to change in the discretion of the Board.
          (b) The Executive shall be eligible to receive annual stock options to purchase Lindsay stock and/or restricted stock units, in either case in the discretion of the Board or the committee of the Board administering the relevant plan.
     SECTION 3.3.
Pro-ration and Payment of Taxes. All required employment taxes, withholding and deductions shall be deducted from the Salary and the Bonus. If the Executive does not work any full year or this Agreement has been terminated before the end of any year, the Salary shall be pro-rated for the period actually worked.
     SECTION 3.4.
Benefits. The Executive shall be eligible to participate in and receive the benefits under any deferred compensation plan, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans or arrangements that the Company makes available generally to other senior executives of the Company, pursuant to the provisions of such plans or arrangements as in effect from time to time.

     SECTION 3.5.
Vacations. The Executive will be entitled to vacation and sick days in accordance with the policies of the Company for its employees generally, as in effect from time to time. Vacation must be taken by the Executive at such time or times as reasonable approved by the President.
     SECTION 3.6.
Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the applicable policies and procedures of the Company as in effect from time to time, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require.
ARTICLE IV
TERMINATION OF EMPLOYMENT
     SECTION 4.1.
General. The Executive’s employment may be terminated by the Company during the Term as provided in this Error! Reference source not found.. Upon termination of employment, the Term shall end and the Executive shall be paid the pro-rated portion of the Salary accrued but unpaid to the date of his termination. The Executive’s rights under the Company’s employee benefit plans shall be determined under the provisions of such plans and/or applicable law and any payments due under such plans shall be distributed pursuant to the provisions thereof.
     SECTION 4.2.
Death or Disability. The Executive’s employment hereunder shall terminate automatically as of the date of his death, and the Company may at any time at its option, exercised by notice to the Executive, terminate his employment for “disability” (as hereinafter defined). In the event of termination for death or disability, the Company, subject to the provisions of Section Error! Reference source not found., shall have no further obligations or liabilities to the Executive hereunder. For purposes of this Agreement, the term “disability” means any physical or mental illness, disability or incapacity which, in the good faith determination of the Board, prevents the Executive from performing the essential functions of his position hereunder for a period of not less than ninety consecutive days (or for shorter periods totaling not less than one hundred and twenty days) during any period of twelve consecutive months.
     SECTION 4.3.
Cause. The Company may, at any time, at its option, exercised by notice to the Executive, terminate his employment for cause when cause exists. In the event of termination for cause, the Company, subject to the provisions of Section Error! Reference source not found., shall have no further obligations or liabilities to the Executive hereunder. For purposes of this agreement, the term “cause” means (i) any conviction of the Executive for a felony or misdemeanor (other than for minor motor vehicle offenses or other minor offenses); (ii) any material breach by the Executive of this Agreement or the willful failure of the Executive to comply with any lawful directive of the Supervisor, the President or the Board or any lawful policy of Lindsay or the Company; or (iii) dishonesty or gross negligence by the Executive in the performance of his duties hereunder.
     SECTION 4.4.
Other Than For Cause. The Company may, at any time, at its option, terminate the employment of the Executive other than for cause, death or disability, in which event the Company shall continue to pay the Executive his Salary, at the rate in effect on the date of his termination, for a period of one year (or, if shorter, the remainder of the Term), in the manner specified in Section 3.1, subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the executive with ARTICLE V).

     SECTION 4.5.
Extension. Any extension of the Term must be agreed upon in writing by both parties hereto.
     SECTION 4.6.
Satisfaction of Liabilities. No amounts shall be payable by the Company to the Executive under this Error! Reference source not found. until the Executive executes a general release in a form reasonably acceptable to the Company. Upon the delivery of such executed general release to the Company and subject to the Company’s compliance with Section 4.4, the Company shall have no further liability of any kind or nature whatsoever to the Executive relating to this Agreement under law or this Agreement.
     SECTION 4.7.
Assistance to Company. The Executive agrees that in the event any administrative or legal proceeding is instituted against Lindsay, the Company or any of its affiliates in connection with any action taken while the Executive was in the Company’s employ, the Executive will assist and cooperate in defense of such action or proceeding.
ARTICLE V
COVENANTS AND REPRESENTATIONS
     SECTION 5.1.
Non-Competition. In view of the fact that the Company is engaged in a specialized business, and to induce Lindsay to enter into the Merger Agreement, and in recognition of the consideration to be received by the Executive in connection with this transaction, the Executive agrees that, during the Term (or, in the event the Executive’s employment is terminated pursuant to Section 4.3 or 4.4, the Restricted Period), he will not, within the continental limits of the United States, (i) directly or indirectly engage in the business of manufacturing, leasing or selling highway safety barriers or crash cushions or conducting crash tests, either for himself or for any person, employer, business or other entity or (ii) become interested in any such business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that nothing contained herein shall be deemed to prohibit the Executive from acquiring solely as an investment up to two percent of the issued and outstanding shares of capital stock of any public corporation engaged in manufacturing, leasing or selling highway safety barriers or crash cushions or crash testing. The “Restricted Period” means: (i) in the event that the Executive’s employment is terminated other than for cause, death or disability pursuant to Section 4.4, the period starting on the Closing Date and continuing until (A) such time as the Executive is no longer eligible to receive the Salary pursuant to Section 4.4 or (B) two years following the Closing, whichever is later; and (ii) in the event that the Executive’s employment is terminated for cause pursuant to Section 4.3, the period starting on the Closing Date and continuing two years following the date of such termination.
     SECTION 5.2.
Non-Solicitation. During the Term and for a period of two years thereafter, the Executive and any entity controlled by him or by which he is employed shall not (i) solicit, interfere with, hire, offer to hire or induce any person who is or was an officer or employee of Lindsay, the Company or any of their affiliates to discontinue his relationship with Lindsay, the Company or any such affiliate or to accept employment by or enter into a business relationship with any other entity or person or (ii) solicit, interfere with, induce or entice away any customer, vendor, supplier or agent of Lindsay, the Company or any of their affiliates or in any manner persuade or attempt to persuade any such person or entity to discontinue his relationship with Lindsay, the Company or any such affiliate.
     SECTION 5.3.
Confidential Information. The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to Lindsay, the Company or any of their affiliates, including without limitation, customer lists, trade secrets, pricing policies and other business affairs of Lindsay, the Company or any of their affiliates learned by him heretofore or during the Term, and not to disclose any such confidential matter to anyone outside the Company, whether during or after his period of service with the Company, except in the course of performing his duties hereunder. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies) relating to the business of Lindsay, the Company or any of their affiliates which he may possess or have under his control.
     SECTION 5.4.
Inventions. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, formats, formulas, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries which are related in any manner to the business (commercial or experimental) of the Company or any of the Company’s affiliates, whether or not capable of being patented, copyrighted or trademarked shall belong to the Company and the Company shall be the sole owner of all the products and proceeds of the Executive’s services, including intellectual or literary property in any form. The Executive shall further (i) promptly disclose such new developments to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such new developments for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give a reasonable amount of testimony in support of his inventor-ship.
     SECTION 5.5.
Enforcement. If the Executive commits a material breach of any of the provisions of this Error! Reference source not found., the Executive shall forfeit all rights to receive any amounts of any nature whatsoever from the Company under this Agreement or otherwise and Lindsay and the Company will be entitled to the following remedies: (i) damages from the Executive; (ii) to seek injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Error! Reference source not found., it being agreed that money damages alone would be inadequate to compensate Lindsay or the Company and would be an inadequate remedy for such breach; or (iii) any other rights and remedies Lindsay and the Company may have pursuant to applicable laws.
     SECTION 5.6.
Representation. The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder and that his execution and delivery of this Agreement and his performance of his duties hereunder shall not result in a breach of or constitute a default under any agreement or understanding, oral or written, to which he is a party or by which he may be bound.
ARTICLE VI
MISCELLANEOUS
     SECTION 6.1.
Voluntary Nature. The Executive represents, warrants and acknowledges that he is voluntarily agreeing to the provision of this Agreement. The Executive has been urged to, and hereby represents, warrants and acknowledges that he has had the opportunity to, obtain the advice of his own attorney unrelated to the Company, Lindsay or any of their affiliates prior to executing and delivering this Agreement.
     SECTION 6.2.
Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is delivered in person or sent certified mail, return receipt to (i) his residence in the case of the Executive, or (ii) the President at Lindsay’s home office, located at 2707 N. 108th St., Suite #102, Omaha, Nebraska 68164, in the case of the Company. Notice shall be deemed effective upon receipt if made by personal delivery or upon deposit in the United States mail.

     SECTION 6.3.
Non-Assignability. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of the Executive to any purchaser of the Company or Lindsay or of all or substantially all of the Company’s or Lindsay’s assets, or to the surviving entity upon any merger or consolidation of the Company or Lindsay with or into another entity.
     SECTION 6.4.
Applicable Law. This Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be construed and enforced according to the laws of the state of California without giving effect to the conflict of law rules thereof.
     SECTION 6.5.
Effect of Prior Agreements. This Agreement contains the full and complete agreement of the parties relating to the employment of the Executive hereunder and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating thereto with the Company or any of its affiliates. This Agreement may not be amended, modified or supplemented and no provision or requirement may be waived except by written instrument signed by the party to be charged.
     SECTION 6.6.
Severability. Wherever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the remainder of such provision or the other provisions of this Agreement. If any provisions of Section Error! Reference source not found. or Error! Reference source not found. are held to be unreasonable, arbitrary, invalid or unenforceable, such provisions will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Executive to the greatest extent permissible.
     SECTION 6.7.
Absence of Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
     SECTION 6.8.
Arbitration. Any dispute, disagreement or other question arising under this Agreement or the interpretation thereof shall be settled by final and binding arbitration before a single arbitrator under the arbitration provisions of the Employment Dispute Resolution Rules of the American Arbitration Association, then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof.
     SECTION 6.9.
Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed and delivered this agreement as of the date first above written.

Company:	BARRIER SYSTEMS, INC.
	By:	/s/ Chris Sanders
		Name:	Chris Sanders
		Title:	Chief Operating Officer

Executive:	/s/ Owen Denman
Owen Denman

Acknowledged as of the 27th day of
April, 2006 by:
LINDSAY MANUFACTURING CO.

By:	/s/ Richard W. Parod
Name: Richard W. Parod
Title: Chief Executive Officer